Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of PhaseRx, Inc. of our report dated March 27, 2017, on our audit of the consolidated balance sheets of PhaseRx, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit), and cash flows for the years then ended, appearing in the Annual Report on Form 10-K of PhaseRX, Inc. for the year ended December 31, 2016.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

March 27, 2017